UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(D)
OF THE SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported): January 24, 2025

SELECT WATER SOLUTIONS, INC.

(Exact Name of Registrant as Specified in its Charter)

Delaware	001-38066	81-4561945
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

1820 North I-35

Gainesville, TX 76240

(Address of Principal Executive Offices)

(940) 668-1818

(Registrant’s Telephone Number, including Area Code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading symbol(s)	Name of each exchange on which registered
Class A common stock, $0.01 par value	WTTR	New York Stock Exchange

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01	Entry into a Material Definitive Agreement.

On January 24, 2025 (the “Closing Date”), SES Holdings, LLC (“SES Holdings” or “Parent”), a subsidiary of Select Water Solutions, Inc. (NYSE: WTTR) (the “Company”), Select Water Solutions, LLC, a subsidiary of SES Holdings (the “Borrower”), Bank of America, N.A., as administrative agent, issuing lender and swingline lender (the “Administrative Agent”), and the other lenders party thereto, entered into that certain sustainability-linked senior secured credit facility (the “Credit Agreement”), which initially provides for $300.0 million in revolving commitments (the “Revolving Credit Facility”) and $250.0 million in term commitments (the “Term Loan Facility”), in each case, subject to a borrowing base. The Credit Agreement also has a sublimit of $50.0 million for letters of credit and a sublimit of $30.0 million for swingline loans. Subject to obtaining commitments from existing or new lenders, the Borrower has the option to increase the maximum amount under the sustainability-linked senior secured credit facility by (i) $150.0 million for additional revolving commitments and (ii) $50.0 million for additional term commitments, in each case, during the first four years following the Closing Date. As of the Closing Date, (i) there were no borrowings outstanding under the Revolving Credit Facility and approximately $20 million of letters of credit issued and outstanding thereunder and (ii) the Term Loan Facility was fully funded. Capitalized terms used but not defined herein have the meaning ascribed to them in the Credit Agreement.

The Borrowing Base for the Revolving Credit Facility is calculated as the sum of (i) 90% of the Eligible Investment Grade Billed Receivables, plus (ii) 85% of the Eligible Billed Receivables (other than Eligible Investment Grade Billed Receivables), plus (iii) the lesser of (a) 75% of the amount of Eligible Unbilled Receivables and (b) an amount equal to 40% of the Borrowing Base, plus (iv) the least of (x) the product of 70% multiplied by the value of Eligible Inventory at such time, (y) the product of 85% multiplied by the Net Recovery Percentage identified in the most recent Acceptable Appraisal of Inventory, multiplied by the value of Eligible Inventory at such time and (z) an amount equal to 30% of the Borrowing Base, minus (v) the aggregate amount of Reserves, if any, established by the Administrative Agent from time to time. As of the Closing Date, the Borrowing Base under the Revolving Credit Facility was $219.0 million. The Borrowing Base is thereafter calculated on a monthly basis (or if an Increased Reporting Period is in effect as described in the Credit Agreement, on a weekly basis) pursuant to a borrowing base certificate delivered by the Borrower to the Administrative Agent.

The Term Advance Borrowing Base for the Term Loan Facility is calculated as the lesser of (i) the product of 100% multiplied by the Net Book Value of all M&E and (ii) the product of 65% multiplied by the NOLV-IP of the Term Advance Collateral. As of the Closing Date, the Term Advance Borrowing Base under the Term Loan Facility was $426.27 million. The Term Advance Borrowing Base is thereafter only subject to reporting and redetermination during the period commencing after the date that excess availability is less than the greater of (a) 25% of the lesser of (1) the aggregate revolving commitments and (2) the then-effective borrowing base (such lesser amount, the “Borrowing Limit”) and (b) $30.0 million for three or more consecutive business days and ending on the first date that excess availability has equaled or exceeded the greater of (1) 25% of the Borrowing Limit and (2) $30.0 million for 30 consecutive days.

Borrowings under the Credit Agreement bear interest, at the Borrower’s election, at either Term SOFR (subject to a zero percent floor) or the Base Rate (“Base Rate” being equal to the greater of (a) the Prime Rate for such day; (b) the Federal Funds Rate for such day, plus 0.50%; or (c) Term SOFR for a one month Interest Period as of such day, plus 1.0%), in each case plus an applicable margin. The applicable margin for Term SOFR loans under the Term Loan Facility ranges from 3.00% to 3.50% and the applicable margin for Base Rate loans under the Term Facility ranges from 2.00% to 2.50%, in each case, depending on the Borrower’s average excess availability under the Credit Agreement. Additionally, the applicable margin for Term SOFR loans under the Revolving Credit Facility ranges from 1.50% to 2.00% and the applicable margin for Base Rate loans under the Revolving Credit Facility ranges from 0.50% to 1.00%, in each case, depending on the Borrower’s average excess availability under the Credit Agreement. Until March 31, 2025, the applicable margin will be (i) 3.25% for Term SOFR loans under the Term Loan Facility, (ii) 2.25% for Base Rate loans under the Term Loan Facility, (iii) 1.75% for Term SOFR loans under the Revolving Credit Facility, and (iv) 0.75% for Base Rate loans under the Revolving Credit Facility. Interest is payable monthly in arrears for Base Rate loans and, for Term SOFR loans, at the end of each applicable Interest Period, which may be one month or three months at the Borrower’s election. A commitment fee accrues on the unused commitments under the Revolving Credit Facility at either 0.25% per annum or 0.375% per annum depending on the Borrower’s average utilization of the Revolving Credit Facility in the preceding calendar month and is payable monthly in arrears. Until February 28, 2025, the commitment fee rate is 0.375% per annum. The Credit Agreement is scheduled to mature on the fifth anniversary of the Closing Date or the earlier termination in full of the Commitments.

Under the Credit Agreement, the interest rate margin and the facility fee rates are also subject to annual adjustments based on the Borrower’s performance of specified sustainability target thresholds with respect to (i) total recordable incident rate, as the Employee Health and Safety Metric, and (ii) barrels of recycled produced water recycled at facilities of the Credit Parties, as the Water Stewardship Metric, in each case, subject to limited assurance verification by a qualified independent external reviewer. The adjustment for the interest rate margin is a range of plus and minus 5.00 basis points and the adjustment for the commitment fee rate is a range of plus and minus 1.00 basis point, subject to the mechanics under the Credit Agreement. As of the Closing Date, the margin adjustment in effect is a reduction of 5.00 basis points and the commitment fee adjustment in effect is a reduction of 1.00 basis point.

The obligations under the Credit Agreement are guaranteed by SES Holdings and certain subsidiaries of SES Holdings and the Borrower and secured by a security interest in substantially all of the personal property assets of SES Holdings, the Borrower and their domestic subsidiaries that are guarantors.

The Credit Agreement contains certain customary representations and warranties, affirmative and negative covenants and events of default. If an event of default occurs and is continuing, the lenders may declare all amounts outstanding under the Credit Agreement to be immediately due and payable.

In addition, the Credit Agreement restricts SES Holdings’ and the Borrower’s ability to make distributions on, or redeem or repurchase, its equity interests, except for certain distributions, including distributions of cash so long as, both at the time of the distribution and after giving effect to the distribution, no default or event of default exists under the Credit Agreement or would result from the making of such distribution and (a) the fixed charge coverage ratio of SES Holdings is equal to or greater than 1.0 to 1.0 on a pro forma basis, (b) the leverage ratio of SES Holdings is not greater than 3.5 to 1.0 on a pro forma basis, (c) excess availability at all times during the preceding 30 consecutive days, on a pro forma basis and after giving effect to such distribution, is not less than the greater of (1) 20% of the Borrowing Limit and (2) $27.0 million. Additionally, the Credit Agreement generally permits the Borrower to make distributions required under its existing tax receivable agreements, subject to certain limitations.

The Credit Agreement also requires SES Holdings to maintain (i) a fixed charge coverage ratio of at least 1.0 to 1.0 and (ii) a leverage ratio of not more than 3.5 to 1.0, in each case, as of the last day of any fiscal quarter.

Beginning with the first full quarter ending after the first anniversary of the closing date, the Term Loan Facility will amortize in quarterly installments equal to $15.625 million (subject to reduction of such amount on account of certain prepayments). Upon the repayment in full of the Term Loan Facility, certain terms of the Credit Agreement will be automatically adjusted (including the conditions to the making of cash distributions and the financial maintenance covenants) and the Term Advance Collateral will be released as Collateral, in each case, as described in the Credit Agreement.

Certain lenders party to the Credit Agreement and their respective affiliates have from time to time performed, and may in the future perform, various financial advisory, commercial banking and investment banking services for the Company and its affiliates in the ordinary course of business for which they have received and would receive customary compensation. In addition, in the ordinary course of their various business activities, such parties and their respective affiliates may make or hold a broad array of investments and actively trade debt and equity securities (or related derivative securities) and financial instruments (including bank loans) for their own account and for the accounts of their customers, and such investments and securities activities may involve the Company’s securities and/or instruments.

The foregoing description is qualified in its entirety by reference to the full text of the Credit Agreement, which is attached as Exhibit 10.1 to this Current Report on Form 8-K and incorporated into this Item 1.01 by reference.

Item 1.02	Termination of a Material Definitive Agreement.

In connection with the entry into the Credit Agreement, the obligations of SES Holdings and the Borrower under the Amended and Restated Credit Agreement, dated as of March 17, 2022, by and among the Borrower, SES Holdings, Wells Fargo Bank, N.A., as administrative agent, and the lenders party thereto (the “Previous Credit Facility”) have been repaid in full and the Previous Credit Facility was terminated on the Closing Date.

Certain lenders party to the Previous Credit Facility and their respective affiliates have from time to time performed, and may in the future perform, various financial advisory, commercial banking and investment banking services for the Company and its affiliates in the ordinary course of business for which they have received and would receive customary compensation. In addition, in the ordinary course of their various business activities, such parties and their respective affiliates may make or hold a broad array of investments and actively trade debt and equity securities (or related derivative securities) and financial instruments (including bank loans) for their own account and for the accounts of their customers, and such investments and securities activities may involve the Company’s securities and/or instruments.

In addition, certain lenders party to the Previous Credit Facility are lenders under the Credit Agreement.

The foregoing description is qualified in its entirety by reference to the full text of the Previous Credit Facility, which is attached as Exhibit 10.1 to the Company’s Current Report on Form 8-K, filed March 18, 2022 (File No. 001-38066) and incorporated into this Item 1.02 by reference.

Item 2.03	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information provided in Item 1.01 of this Current Report on Form 8-K is incorporated herein by reference.

Item 7.01	Regulation FD Disclosure.

On January 28, 2025, the Company issued a press release announcing the entry into the Credit Agreement. A copy of the press release is furnished as Exhibit 99.1 hereto.

The information furnished with this report, including Exhibit 99.1, shall not be deemed to be “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), or otherwise subject to the liabilities of that section, nor shall it be deemed to be incorporated by reference into any other filing under the Securities Act of 1933, as amended (the "Securities Act"), or the Exchange Act, except as expressly set forth by specific reference in such a filing.

Item 9.01	Financial Statements and Exhibits.

(d) Exhibits.

Exhibit Number	Description
10.1*#	Credit Agreement, dated as of January 24, 2025, by and among Select Water Solutions, LLC, SES Holdings, LLC, Bank of America, N.A., as swingline lender, as issuing lender and as administrative agent, the other agents and the arrangers named therein, and the lenders from time to time party thereto.
99.1	Press Release, dated as of January 28, 2025.
104	Cover Page Interactive Data File (embedded within the Inline XBRL document).

*           Pursuant to Item 601(a)(5) of Regulation S-K, certain schedules and similar attachments have been omitted. The registrant hereby agrees to furnish a copy of any omitted schedule or similar attachment to the Securities and Exchange Commission upon request.

#           Pursuant to Item 601(b)(10)(iv) of Regulation S-K promulgated by the Securities and Exchange Commission, certain portions of this exhibit have been redacted because the Company customarily and actually treats such omitted information as private or confidential and because such omitted information is not material.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: January 28, 2025

SELECT WATER SOLUTIONS, INC.

By:	/s/ Christina M. Ibrahim
Christina M. Ibrahim
Senior Vice President, General Counsel, Chief Compliance Officer and Corporate Secretary